Registration No. 333-101449

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 POST-EFFECTIVE

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933


                   SOUTH CAROLINA ELECTRIC & GAS COMPANY
          (Exact name of registrant as specified in its charter)


        South Carolina                                       57-0248695
  (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                       Identification No.)

                              1426 Main Street
                       Columbia, South Carolina 29201
                               (803) 217-9000
        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               H. T. Arthur, Esq.
                    Senior Vice President and General Counsel
                                SCANA Corporation
                                1426 Main Street
                         Columbia, South Carolina 29201
                                 (803) 217-8547
                 (Name, address, including zip code, and
        telephone number, including area code, of agent for service)

                               With copies to:

             John W. Currie, Esq.                       James J. Wheaton, Esq.
            McNair Law Firm, P.A.                   Troutman Sanders LLP
        1301 Gervais Street - 17th Floor      4425 Corporation Lane, Suite 420
             Columbia, SC  29201                  Virginia Beach, VA  23462
               (803)799-9800                             (757) 687-7500

Approximate date of commencement of proposed sale to the public: After the effective date of the Registration Statement, as determined by market conditions and other factors.



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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
(___)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (___)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (___)

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. (___)



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                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, except for the assignment of a security rating pursuant to transaction requirement B-2 of Form S-3, which requirement the Registrant reasonably believes will be met by the time of sale, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on January 10, 2003.

(REGISTRANT)              South Carolina Electric & Gas Company


By:                       s/N. O. Lorick
(Name & Title):           N. O. Lorick, President and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

  (i) Principal executive officer:


By:                       s/W. B. Timmerman
(Name & Title):           W. B. Timmerman, Chairman of the Board,
                          Chief Executive Officer and Director
Date:                     January 10, 2003

  (ii) Principal financial officer:


By:                       s/K. B. Marsh
(Name & Title):           K. B. Marsh, Senior Vice President-Finance and
                          Chief Financial Officer
Date:                     January 10, 2003

  (iii) Principal accounting officer:


By:                       s/J. E. Swan, IV
(Name & Title)            J. E. Swan, IV, Controller
Date:                     January 10, 2003

  (iv) Other Directors:

*B. L. Amick; J. A. Bennett; W. B. Bookhart, Jr.; W. C. Burkhardt; E. T.
 Freeman; D. M. Hagood; W. H. Hipp; L. M. Miller; M. K. Sloan; H. C. Stowe and
 G. S. York

* Signed on behalf of each of these persons by Kevin B. Marsh, Attorney-in-Fact




Date:                                                January 10, 2003


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                                  EXHIBIT INDEX

Exhibit No.
                Description

1.01            Underwriting Agreement
                Form of Underwriting Agreement relating to the New Bonds (Previously filed)

3.01 Restated Articles of Incorporation, as adopted on May 3, 2001 (Filed as Exhibit 3.01 to Registration Statement No. 333-65460)

3.02 Articles of Amendment dated May 22, 2001 (Filed as Exhibit 3.02 to Registration Statement No. 333-65460)

3.03 Articles of Correction dated June 1, 2001 (Filed as Exhibit 3.03 to Registration Statement No. 333-65460)

3.04 Articles of Amendment dated June 14, 2001 (Filed as Exhibit 3.04 to Registration Statement No. 333-65460)

3.05            Articles of Amendment dated August 30, 2001 (Previously filed)

3.06            Articles of Amendment dated March 13, 2002 (Previously filed)

3.07            Articles of Amendment dated May 9, 2002 (Previously filed)

3.08            Articles of Amendment dated June 4, 2002 (Previously filed)

3.09            Articles of Amendment dated August 12, 2002 (Previously filed)

3.10 By-Laws as revised and amended on February 22, 2001 (Filed as Exhibit 3.05 to Registration Statement No. 333-65460)

4.01 Indenture dated as of January 1, 1945, from the South Carolina Power Company (the "Power Company") to Central Hanover Bank and Trust Company, as Trustee, as supplemented by three Supplemental Indentures dated respectively as of May 1, 1946, May 1, 1947 and July 1, 1949 (Filed as Exhibit 2-B to Registration Statement No. 2-26459)

4.02 Fourth Supplemental Indenture dated as of April 1, 1950, to Indenture referred to in Exhibit 4.01, pursuant to which SCE&G assumed said Indenture (Filed as Exhibit 2-C to Registration Statement No. 2-26459)

4.03 Fifth through Fifty-second Supplemental Indentures to Indenture referred to in Exhibit 4.01 dated as of the dates indicated below and filed as exhibits to the Registration Statements whose file numbers are set forth below:

             December 1, 1950   Exhibit 2-D      to Registration No. 2-26459
             July 1, 1951       Exhibit 2-E      to Registration No. 2-26459


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Exhibit No.        Description

             June 1, 1953       Exhibit 2-F       to Registration No. 2-26459
             June 1, 1955       Exhibit 2-G       to Registration No. 2-26459
             November 1, 1957   Exhibit 2-H       to Registration No. 2-26459
             September 1, 1958  Exhibit 2-I       to Registration No. 2-26459
             September 1, 1960  Exhibit 2-J       to Registration No. 2-26489
             June 1, 1961       Exhibit 2-K       to Registration No. 2-26459
             December 1, 1965   Exhibit 2-L       to Registration No. 2-26459
             June 1, 1966       Exhibit 2-M       to Registration No. 2-26459
             June 1, 1967       Exhibit 2-N       to Registration No. 2-26459
             September 1, 1968  Exhibit 4-O       to Registration No. 2-29693
             June 1, 1969       Exhibit 4-C       to Registration No. 2-31569
             December 1, 1969   Exhibit 4-O       to Registration No. 33-38580
             June 1, 1970       Exhibit 4-R       to Registration No. 2-35388
             March 1, 1971      Exhibit 2-B-17    to Registration No. 2-37363
             January 1, 1972    Exhibit 2-B       to Registration No. 2-40324
             July 1, 1974       Exhibit 2-A-19    to Registration No. 33-38580
             May 1, 1975        Exhibit 4-C       to Registration No. 2-51291
             July 1, 1975       Exhibit 2-B-21    to Registration No. 33-38580
             February 1, 1976   Exhibit 2-B-22    to Registration No. 2-53908
             December 1, 1976   Exhibit 2-B-23    to Registration No. 2-55304
             March 1, 1977      Exhibit 2-B-24    to Registration No. 2-57936
             May 1, 1977        Exhibit 4-C       to Registration No. 2-58662
             February 1, 1978   Exhibit 4-C       to Registration No. 33-38580
             June 1, 1978       Exhibit 2-A-3     to Registration No. 2-61653
             April 1, 1979      Exhibit 4-C       to Registration No. 33-38580
             June 1, 1979       Exhibit 2-A-3     to Registration No. 33-38580
             April 1, 1980      Exhibit 4-C       to Registration No. 33-38580
             June 1, 1980       Exhibit 4-C       to Registration No. 33-38580
             December 1, 1980   Exhibit 4-C       to Registration No. 33-38580
             April 1, 1981      Exhibit 4-D       to Registration No. 33-49421
             June 1, 1981       Exhibit 4-D       to Registration No. 2-73321
             March 1, 1982      Exhibit 4-D       to Registration No. 33-49421
             April 15, 1982     Exhibit 4-D       to Registration No. 33-49421
             May 1, 1982        Exhibit 4-D       to Registration No. 33-49421
             December 1, 1984   Exhibit 4-D       to Registration No. 33-49421
             December 1, 1985   Exhibit 4-D       to Registration No. 33-49421
             June 1, 1986       Exhibit 4-D       to Registration No. 33-49421
             February 1, 1987   Exhibit 4-D       to Registration No. 33-49421
             September 1, 1987  Exhibit 4-D       to Registration No. 33-49421
             January 1, 1989    Exhibit 4-D       to Registration No. 33-49421
             January 1, 1991    Exhibit 4-D       to Registration No. 33-49421
             February 1, 1991   Exhibit 4-D       to Registration No. 33-49421
             July 15, 1991      Exhibit 4-D       to Registration No. 33-49421
             August 15, 1991    Exhibit 4-D       to Registration No. 33-49421
             April 1, 1993      Exhibit 4-E       to Registration No. 33-49421
             July 1, 1993       Exhibit 4-D       to Registration No. 33-57955



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Exhibit
No.             Description

4.04 Fifty-Third Supplemental Indenture, dated as of May 1, 1999, to Indenture referred to in Exhibit 4.01 (Filed as Exhibit 4.04 to Registration Statement No. 333-86387)

4.05 Indenture dated as of April 1, 1993 from SCE&G to NationsBank of Georgia, National Association (Filed as Exhibit 4-F to Registration Statement No. 33-49421)

4.06            First Supplemental Indenture to Indenture referred to in Exhibit
                4.05 dated as of June 1, 1993 Filed as Exhibit 4-G to Registration Statement No. 33-49421)

4.07            Second Supplemental Indenture to Indenture referred to in
                Exhibit 4.05 dated as of June 15, 1993 (Filed as Exhibit 4-G to Registration Statement No. 33-57955)

5.01            Opinion Re Legality
                Opinion of H. Thomas Arthur, Esq. (Previously filed)

8.01            Opinion Re Tax Matters (Not Applicable)

10.01 Service Agreement between SCE&G and SCANA Services, Inc., effective April 1, 2002 (Previously filed)

12.01           Statements Re Computation of Ratios (Previously filed)

15.01           Letter re Unaudited Interim Financial Information
                (Not applicable)

23.01           Consents of Experts and Counsel
                A. Consent of Deloitte & Touche LLP (Previously filed) B. Consent of H. Thomas Arthur, Esq. (Previously filed)

24.01           Power of Attorney (Previously filed)

25.01           Statement of Eligibility of Trustee
                Statement of Eligibility of The Bank of New York, as Trustee (Form T-1) (Filed herewith)

26.01           Invitations for Competitive Bids (Not applicable)